EXHIBIT 99

                                     GENTEX
                                   CORPORATION


CONTACT:    Connie Hamblin                   RELEASE:  October 15, 2003
            (616) 772-1800

                   GENTEX REPORTS RECORD THIRD QUARTER RESULTS

      ZEELAND, Michigan, October 15, 2003 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the third quarter and nine months ended September 30, 2003.

      The Company reported an 11 percent increase in revenues to a third-quarter record of $112.9 million for the quarter ended September 30, 2003, and a 20 percent increase in net income to a third-quarter record of $25.7 million, or 33 cents per diluted share. In the comparable 2002 quarter, the Company reported revenues of $101.5 million and net income of $21.4 million, or 28 cents per diluted share.

      For the first nine months of 2003, the Company reported a 20 percent increase in revenues to a record $345.1 million, and a 26 percent increase in net income to a record $77.7 million, or $1.01 per diluted share. For the comparable 2002 period, Gentex reported revenues of $287.9 million and net income of $61.7 million, or 81 cents per diluted share.

      "We had another very good quarter and are on track to deliver excellent performance for the rest of the year," said Gentex Executive Vice President Garth Deur. "During the third quarter, we demonstrated our ability to grow our auto-dimming mirror business, despite declines in light vehicle production in North America and Western Europe of about five percent each."

      Deur said that he believes the Company will show mirror unit shipment growth in the fourth quarter of approximately 15 to 20 percent compared with the fourth quarter of 2002.

      "Achieving that rate of growth in the fourth quarter puts us on the path to achieve a 15 percent growth rate in unit shipments for all of calendar 2003," said Deur.

      The Company utilizes the light vehicle production forecasting services of J.D. Power and Associates, and its current forecasts for light vehicle production for calendar 2003 are approximately 16.0 million units for North America, 16.0 million for Western Europe and 20.3 million units for the Asia/Pacific region. For the fourth quarter of 2003, J.D. Power is forecasting light vehicle production of 4.0 million units in North America; 3.9 million units in Western Europe; and 5.1 million units in the Asia/Pacific region.

      Automotive revenues increased by 11 percent to $107.0 million in the third quarter and by 21 percent to $328.1 million for the first nine months of 2003 compared with the same periods last year. Fire Protection revenues increased by six percent to $5.9 million in the third quarter and by three percent to $17.0 million for the first nine months of 2003 compared with the same prior year periods.

      Night Vision Safety(TM) (NVS(R)) Mirror unit shipments to customers in North America increased by seven percent in the third quarter and by 10 percent for the first nine months of 2003 compared with the same 2002 periods. North American light vehicle production decreased by about five percent in the third quarter and four percent for the first nine months of calendar 2003 compared with the same periods last year.

      Unit shipments to offshore customers increased by 19 percent in the third quarter and 23 percent for the first nine months of 2003, compared with the same periods last year. The higher growth in offshore unit shipments is primarily attributable to increased vehicle penetration in the European and Asia-Pacific regions.

      Total Night Vision Safety(TM) (NVS(R)) Mirror shipments in the third quarter were approximately 2.5 million, a 12 percent increase over the approximately 2.2 million units reported in the same period last year. For the first nine months of 2003, total unit shipments reached a record 7.5 million, a 15 percent increase over the 6.5 million units shipped during the first nine months of 2002.

      Certain matters discussed in this news release, including growth rate projections and estimates, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

      A conference call related to this news release will be simulcast live on the Internet beginning at 1:30 p.m. Eastern Daylight Savings Time today. To access that call, go to www.gentex.com and select "Investor Information" and "Audio Archives." Other conference calls hosted by the Company will also be available at that site in the future.

      Gentex Corporation (The Nasdaq Stock Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market.

      The Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than 95 percent of the Company's revenue is derived from the sale of those products to the world automotive industry.

      Gentex was the first company in the world to successfully develop and produce a commercial automatic-dimming rearview mirror. After more than 15 years of supplying these products in the highly competitive global automotive industry, the Company remains the leading supplier of these mirrors. Gentex OEM customers include Acura, Audi, Bentley, BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai, Infiniti, Isuzu, Kia Motors, Lexus, Mazda, Mitsubishi, Nissan, Opel, Renault Samsung, Rover, Rolls Royce, SsangYong Motors, Toyota, Volkswagen and Volvo Car Corporation.

      Founded in 1974, Gentex has its manufacturing facilities in Zeeland, Michigan, and automotive sales and engineering offices in Detroit, Michigan; Germany, Japan, the United Kingdom, France and Korea. The Company is recognized for its quality products; for its proprietary manufacturing skills and equipment and application of world class manufacturing principles; for its commitment to developing and maintaining a highly skilled workforce, and for encouraging employee ownership of the Company's stock.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                       (unaudited)
                                                               Three Months Ended                       Nine Months Ended
                                                                  September 30,                            September 30,
                                                            2003                2002                 2003                  2002
                                                       -------------        -------------        -------------        -------------
Net Sales                                              $ 112,878,954        $ 101,516,275        $ 345,104,850        $ 287,911,087

Costs and Expenses
  Cost of Goods Sold                                      65,793,563           60,820,878          201,621,876          172,959,610
  Engineering, Research & Development                      6,944,138            5,974,215           19,462,760           17,183,818
  Selling, General & Administrative                        5,693,743            5,142,636           17,310,739           15,426,934
  Other Expense (Income)                                  (3,597,615)          (2,164,715)          (8,370,527)          (9,056,029)
                                                       -------------        -------------        -------------        -------------

Total Costs and Expenses                                  74,833,829           69,773,014          230,024,848          196,514,333
                                                       -------------        -------------        -------------        -------------

Income Before Provision
  for Income Taxes                                        38,045,125           31,743,261          115,080,002           91,396,754

Provision for Income Taxes                                12,364,000           10,316,000           37,400,000           29,705,500
                                                       -------------        -------------        -------------        -------------

Net Income                                             $  25,681,125        $  21,427,261        $  77,680,002        $  61,691,254
                                                       =============        =============        =============        =============

Earnings Per Share
  Basic                                                        $0.34                $0.28                $1.02                $0.82
  Diluted                                                      $0.33                $0.28                $1.01                $0.81
Weighted Average Shares:
  Basic                                                   76,348,527           75,688,349           76,106,950           75,379,342
  Diluted                                                 77,568,861           76,585,241           77,067,148           76,521,515

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                     (unaudited)
                                                                       Sept. 30,                  Dec. 31,
                                                                         2003                       2002
                                                                     ------------               ------------
ASSETS
Cash and Short-Term Investments                                      $385,726,313               $215,650,801
Other Current Assets                                                   93,416,465                 61,147,608
                                                                     ------------               ------------

Total Current Assets                                                  479,142,778                276,798,409

Plant and Equipment - Net                                             124,947,036                124,982,665
Long-Term Investments and Other Assets                                119,094,265                207,391,593
                                                                     ------------               ------------

Total Assets                                                         $723,184,079               $609,172,667
                                                                     ============               ============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                                                  $ 47,407,935               $ 29,060,035
Long-Term Debt                                                                  0                          0
Deferred Income Taxes                                                  13,972,998                  6,472,270
Shareholders' Investment                                              661,803,146                573,640,362
                                                                     ------------               ------------

Total Liabilities & Shareholders' Investment                         $723,184,079               $609,172,667
                                                                     ============               ============

-----------------------------------------------------------------------------------------------------------------
                                                      NVS MIRROR UNIT SHIPMENTS
                                                             (Thousands)

-----------------------------------------------------------------------------------------------------------------
                                    Third Quarter                           Nine Months Ended
                                   Ended September 30,                         September 30,
-----------------------------------------------------------------------------------------------------------------
                                   2003          2002          % Change      2003          2002          % Change
-----------------------------------------------------------------------------------------------------------------
Domestic Interior                   913           843             8%         2,836         2,627             8%
-----------------------------------------------------------------------------------------------------------------
Domestic Exterior                   434           412             5%         1,293         1,143            13%
-----------------------------------------------------------------------------------------------------------------
Total Domestic Units              1,348         1,256             7%         4,130         3,769            10%
-----------------------------------------------------------------------------------------------------------------
Foreign Interior                    774           710             9%         2,378         2,047            16%
-----------------------------------------------------------------------------------------------------------------
Foreign Exterior                    353           241            47%         1,036           723            43%
-----------------------------------------------------------------------------------------------------------------
Total Foreign Units               1,127           951            19%         3,414         2,770            23%
-----------------------------------------------------------------------------------------------------------------
Total Interior Mirrors            1,688         1,553             9%         5,215         4,674            12%
-----------------------------------------------------------------------------------------------------------------
Total Exterior Mirrors              787           653            21%         2,329         1,866            25%
-----------------------------------------------------------------------------------------------------------------
Total Mirror Units                2,475         2,206            12%         7,544         6,540            15%
-----------------------------------------------------------------------------------------------------------------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.